Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

March 29, 2023

Board of Directors

Fisher Wallace Laboratories, Inc.

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A or 1-K of our reports dated April 15, 2022, with respect to the consolidated balance sheets of Fisher Wallace Laboratories, Inc. as of December 31, 2021 and 2020 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2021 and 2020 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group
IndigoSpire CPA Group, LLC
Aurora, Colorado
March 29, 2023